News Release

For Immediate Release:	For More Information, Contact:
October 26, 2022	Elaine Pozarycki
984-900-2457

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $37.9 million, or $1.06 per diluted common share, for the three months ended September 30, 2022, compared to $36.6 million, or $1.03 per diluted common share for the three months ended June 30, 2022 ("linked quarter") and $27.6 million, or $0.97 per diluted common share, recorded in the third quarter of 2021. For the nine months ended September 30, 2022, the Company recorded net income of $108.5 million, or $3.04 per diluted common share, compared to $85.1 million, or $2.99 per diluted common share for the nine months ended September 30, 2021.

On June 21, 2022, the Company announced that it had reached an agreement to acquire GrandSouth Bancorporation ("GrandSouth"), headquartered in Greenville, South Carolina, in an all-stock transaction. The Company has received regulatory approvals for the transaction. Approval by GrandSouth's shareholders remains pending. The acquisition is expected to close early in January 2023. GrandSouth operates eight branches throughout South Carolina and currently has $1.3 billion in total assets, $995.1 million in loans, and $1.1 billion in deposits.

Richard H. Moore, CEO and Chairman of the Company, stated, "First Bank had another very solid quarter with increased core earnings. We had strong loan growth, our net interest margin expanded, and we continue to control expenses. We are glad to have received all regulatory approvals for our combination with GrandSouth and anticipate closing the transaction in January with system conversion in March 2023."

Third Quarter 2022 Highlights

•Tax equivalent net interest margin increased 22 basis points to 3.40% for the quarter as compared to the second quarter of 2022.
•Loans yields increased to 4.49%, up 25 basis points from the linked quarter related to market rate increases and improved pricing on new loans.
•Cost of funds has remained low at 0.12% for the quarter.
•Annualized return on average assets of 1.42% and annualized return on average common equity of 13.84% reported for the quarter ended September 30, 2022.
•Annualized loan growth for the quarter was 17.9% with total loans in excess of $6.5 billion.
•Credit quality continues to be strong with decreases in nonperforming assets ("NPA") for the third straight quarter. The NPA to total assets ratio declined to 0.39% as of September 30, 2022 from 0.48% for the comparable period of 2021.
•Capital remains strong with a total common equity Tier 1 ratio of 12.78% and a total risk-based capital ratio of 14.86% as of September 30, 2022.

•Quarterly cash dividend of $0.22 per share declared, a 10% increase over the dividend rate in the comparable quarter of 2021.

The following discussions and comparisons to the prior year financial periods presented are impacted by the Company's acquisition of Select Bancorp, Inc. ("Select") completed in the fourth quarter of 2021 which contributed $1.3 billion in loans and $1.6 billion in deposits as of the acquisition date.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2022 was $85.3 million, a 45.7% increase from the $58.6 million recorded in the third quarter of 2021 and a 9.0% increase from the linked quarter. The increase in net interest income from the prior year period was due in large part to higher earning assets related to both organic growth and the Select acquisition. Average interest-earning assets for the third quarter of 2022 increased 29.6% from the comparable period of the prior year, with growth in both loans and investment securities.

Also contributing to the increase in net interest income year-over-year was the higher net interest margin ("NIM"). The Company’s tax-equivalent NIM (calculated by dividing tax-equivalent net interest income by average earning assets) for the third quarter of 2022 was 3.40%, compared to 3.18% for the linked quarter and 3.03% for the third quarter of 2021. The higher NIM for each period was driven by the increase in market interest rates as the Federal Reserve's monetary policies resulted in a 300 basis point rise in short-term rates between March and September 2022. Loan yields increased from 4.19% for the third quarter of 2021 to 4.49% for the current period. Partially offsetting the rise in rates was lower fees from PPP loans which are included in interest income and which declined to $0.3 million for the third quarter of 2022 compared to $2.1 million for the prior year period. The Company has been able to maintain a low cost of funds at 0.12% for the quarter ended September 30, 2022, essentially unchanged from the prior year.

Allowance for Credit Losses, Provisions for Credit Losses, and Asset Quality

For the three months ended September 30, 2022, the Company recorded $5.1 million in provision for credit losses. This is compared to no provision for credit losses for the second quarter of 2022 and a release of provisions of $(1.4) million for the third quarter of 2021. Fluctuations each period are based on loan growth during the period, changes in the levels of nonperforming loans, economic forecasts impacting loss drivers, and other assumptions and inputs to the CECL model.

Also during the third quarter of 2022, the Company recorded $0.3 million in provision for unfunded commitments, compared to no provision for unfunded commitments for the linked quarter and a provision of $1.0 million for the third quarter of 2021. The reserve for unfunded commitments totaled $12.3 million at September 30, 2022 and is included in the line item "Other Liabilities".

Asset quality remains strong with annualized net loan charge-offs of 0.04% for the third quarter of 2022. Total NPAs amounted to $40.7 million at September 30, 2022, or 0.39% of total assets, down from $41.1 million at the end of the linked quarter, and $40.7 million, or 0.48% of total assets, at September 30, 2021.

Noninterest Income

Total noninterest income for the third quarter of 2022 was $16.9 million, a 2.4% increase from the $16.5 million recorded for the third quarter of 2021 and a 2.0% decrease from the linked quarter. The primary factors driving fluctuations among the periods presented were as follows:

•Increases in "Service charges on deposit accounts" in the third quarter compared to the linked quarter and the prior year period were driven by the Select acquisition and related increases in the number of new customers and transaction accounts, combined with continued organic growth in transaction accounts.

•Fluctuations in "Other service charges, commission and fees" were related to higher volumes of activity in each period offset by lower interchange fees effective in July 2022 as a result of the Durbin Amendment limitations.
•Fees from presold mortgages amounted to $0.4 million for the third quarter of 2022, a decrease of 17.2% from the linked quarter, and a decrease of 82.1% from the $2.1 million recorded in the third quarter of 2021. Mortgage loan refinancing and origination volumes have declined significantly due to increases in mortgage interest rates.
•Commissions from sales of insurance and financial products amounted to $1.4 million for the third quarter of 2022, an increase of 20.9% as compared to the linked quarter and a 16.1% increase from the third quarter of 2021 driven by higher volume of transactions.
•SBA consulting fees declined $0.6 million for the third quarter of 2022 as compared to the prior year as a direct result of lower PPP-related revenue.
•SBA loan sale gains amounted to $0.5 million for the third quarter of 2022 compared to $0.8 million for the linked quarter and $1.7 million in the third quarter of 2021. The decrease was related to the fluctuations in the timing of sales and the volume of originated loans available to be sold in each period.
•Other gains amounted to $2.7 million for the third quarter of 2022 and $6.0 million for the first nine months of 2022, primarily related to death benefits realized on bank-owned life insurance policies. Also included in other gains for the third quarter of 2022 was a settlement of prior year cash letter processing differences.

Noninterest Expenses

Noninterest expenses amounted to $48.7 million for the third quarter of 2022, compared to $49.4 million for the linked quarter and $40.8 million for the third quarter of 2021. The 19.3% increase in noninterest expenses from the prior year period was driven by higher operating expenses, including additional locations and personnel, resulting from the Select acquisition. The reduction in employee benefits from the linked quarter was driven by fluctuations in the timing and volume of claims paid under our self-insured health insurance plan.

Balance Sheet and Capital

Total assets at September 30, 2022 amounted to $10.5 billion, a 23.9% increase from a year earlier. The year to date growth was driven by a combination of organic loan and deposit growth earlier in the year, as well as the acquisition of Select.

Total investment securities increased $209.4 million from September 30, 2021 to total $2.9 billion at September 30, 2022, as the Company invested cash from higher levels of deposits realized in 2021. The decline in investment securities from the linked quarter is due in large part to the utilization of cash flows from investments to fund loan growth. Also contributing to the decline was the increase in unrealized losses on available for sale securities which totaled $464.6 million at quarter end.

Total loans amounted to $6.5 billion at September 30, 2022, an increase of $1.7 billion, or 34.0%, from September 30, 2021, due in large part to the Select acquisition. Organic loan growth for the third quarter of 2022 amounted to $282.1 million, an annualized growth rate of 18.1%, and totaled $443.6 million year to date for 2022, a 9.7% annualized growth rate.

Total deposits amounted to $9.2 billion at September 30, 2022, an increase of $1.8 billion, or 24.2%, from September 30, 2021. While deposits have continued to grow for the year to date period, the third quarter of 2022 realized a decline in total deposits of $130.5 million as market rates for deposits have become more competitive and customer behaviors may be shifting from activity experienced during the pandemic.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at September 30, 2022 of 14.86% compared to 14.77% reported at September 30, 2021. The Company’s tangible common equity to tangible assets ratio was 5.98% at September 30, 2022, a decrease of 236 basis points from a year earlier, with the decline driven by the higher unrealized loss on available for sale securities included in equity.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $10.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 108 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	Three Months Ended			Nine Months Ended
($ in thousands except per share data - unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest income
Interest and fees on loans	$72,239	65,077	50,957	$201,518	154,325
Interest on investment securities	14,565	14,489	9,069	43,312	23,568
Other interest income	1,486	881	528	3,016	1,809
Total interest income	88,290	80,447	60,554	247,846	179,702
Interest expense
Interest on deposits	1,848	1,585	1,626	5,204	6,013
Interest on borrowings	1,108	592	375	2,160	1,139
Total interest expense	2,956	2,177	2,001	7,364	7,152
Net interest income	85,334	78,270	58,553	240,482	172,550
Provision for (reversal of) loan losses	5,100	—	(1,400)	8,600	(1,400)
Provision for (reversal of) unfunded commitments	300	—	1,049	(1,200)	2,988
Total provision for (reversal of) credit losses	5,400	—	(351)	7,400	1,588
Net interest income after provision for credit losses	79,934	78,270	58,904	233,082	170,962
Noninterest income
Service charges on deposit accounts	4,166	3,700	3,209	11,407	8,766
Other service charges, commissions, and fees	6,312	7,882	6,464	21,200	18,482
Fees from presold mortgage loans	376	454	2,096	1,951	8,914
Commissions from sales of insurance and financial products	1,391	1,151	1,198	3,487	5,854
SBA consulting fees	479	704	1,128	1,963	6,079
SBA loan sale gains	479	841	1,655	4,581	6,981
Bank-owned life insurance income	962	942	711	2,880	1,945
Other gains, net	2,747	1,590	50	5,958	1,533
Total noninterest income	16,912	17,264	16,511	53,427	58,554
Noninterest expenses
Salaries expense	24,416	23,799	20,651	71,669	61,969
Employee benefit expense	4,156	6,310	4,447	16,044	13,105
Occupancy and equipment related expense	4,847	4,636	3,743	14,171	11,413
Merger and acquisition expenses	548	737	254	4,769	665
Intangibles amortization expense	889	953	695	2,859	2,437
Foreclosed property net (gains) losses	—	(292)	23	(372)	7
Other operating expenses	13,844	13,255	11,004	40,423	32,271
Total noninterest expenses	48,700	49,398	40,817	149,563	121,867
Income before income taxes	48,146	46,136	34,598	136,946	107,649
Income tax expense	10,197	9,551	6,955	28,443	22,527
Net income	$37,949	36,585	27,643	$108,503	85,122

Earnings per common share - diluted	$1.06	1.03	0.97	$3.04	2.99

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$85,334	78,270	58,553	$240,482	172,550
Tax-equivalent adjustment (1)	692	669	576	2,058	1,536
Net interest income, tax-equivalent	$86,026	78,939	59,129	242,540	174,086

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS ($ in thousands)
	At September 30, 2022 (unaudited)	At June 30, 2022 (unaudited)	At December 31, 2021 (audited)	At September 30, 2021 (unaudited)
Assets
Cash and due from banks	$83,050	85,139	128,228	80,090
Interest-bearing deposits with banks	186,465	348,964	332,934	314,103
Total cash and cash equivalents	269,515	434,103	461,162	394,193

Investment securities	2,882,408	3,079,034	3,144,239	2,672,968
Presold mortgages in process of settlement	3,233	4,655	19,257	16,746
SBA and other loans held for sale	477	638	61,003	1,518

Loans	6,525,286	6,243,170	6,081,715	4,869,841
Allowance for credit losses on loans	(86,587)	(82,181)	(78,789)	(63,628)
Net loans	6,438,699	6,160,989	6,002,926	4,806,213

Premises and equipment	134,288	135,143	136,092	124,391
Operating right-of-use lease assets	19,230	19,707	20,719	16,900
Intangible assets	378,150	379,615	382,090	242,079
Foreclosed properties	658	658	3,071	1,819
Bank-owned life insurance	164,793	163,831	165,786	133,919
Other assets	224,411	187,842	112,556	78,620
Total assets	$10,515,862	10,566,215	10,508,901	8,489,366

Liabilities
Deposits:
Noninterest-bearing checking accounts	$3,748,207	3,699,725	3,348,622	2,765,360
Interest-bearing checking accounts	1,551,450	1,537,487	1,593,231	1,446,259
Money market accounts	2,432,926	2,572,118	2,562,283	1,899,172
Savings accounts	751,895	747,272	708,054	626,616
Time deposits > $100,000	473,247	521,853	613,414	483,130
Other time deposits	271,546	281,293	299,025	212,228
Total deposits	9,229,271	9,359,748	9,124,629	7,432,765

Borrowings	226,476	67,445	67,386	60,764
Operating lease liabilities	19,847	20,280	21,192	17,323
Other liabilities	55,771	56,399	65,119	48,764
Total liabilities	9,531,365	9,503,872	9,278,326	7,559,616

Shareholders’ equity
Common stock	724,694	723,956	722,671	398,058
Retained earnings	617,839	587,739	532,874	529,474
Stock in rabbi trust assumed in acquisition	(1,585)	(1,573)	(1,803)	(1,791)
Rabbi trust obligation	1,585	1,573	1,803	1,791
Accumulated other comprehensive loss	(358,036)	(249,352)	(24,970)	2,218
Total shareholders’ equity	984,497	1,062,343	1,230,575	929,750
Total liabilities and shareholders’ equity	$10,515,862	10,566,215	10,508,901	8,489,366

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended			Nine Months Ended
PERFORMANCE RATIOS (annualized)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Return on average assets (1)	1.42%	1.40%	1.32%	1.38%	1.44%
Return on average common equity (2)	13.84%	13.45%	11.93%	12.85%	12.65%

COMMON SHARE DATA
Cash dividends declared - common	$0.22	0.22	0.20	0.66	0.60
Stated book value - common	27.57	29.77	32.59	27.57	32.59
Tangible book value - common (non-GAAP)	16.98	19.13	24.11	16.98	24.11
Common shares outstanding at end of period	35,711,754	35,683,595	28,524,480	35,711,754	28,524,480
Weighted average shares outstanding - diluted	35,703,446	35,642,471	28,515,328	35,662,527	28,514,405

CAPITAL RATIOS
Tangible common equity to tangible assets (non-GAAP)	5.98%	6.70%	8.34%	5.98%	8.34%
Common equity tier I capital ratio	12.78%	12.90%	12.57%	12.78%	12.57%
Tier I leverage ratio	10.21%	9.95%	9.30%	10.21%	9.30%
Tier I risk-based capital ratio	13.61%	13.76%	13.52%	13.61%	13.52%
Total risk-based capital ratio	14.86%	15.01%	14.77%	14.86%	14.77%

AVERAGE BALANCES ($ in thousands)
Total assets	$10,567,133	10,516,748	8,319,327	10,549,209	7,922,917
Loans	6,389,996	6,149,174	4,820,007	6,197,915	4,728,258
Earning assets	10,028,388	9,950,669	7,735,613	9,931,321	7,343,279
Deposits	9,299,277	9,337,615	7,280,275	9,286,028	6,904,437
Interest-bearing liabilities	5,661,339	5,740,269	4,612,282	5,750,602	4,431,355
Shareholders’ equity	1,087,763	1,091,077	918,986	1,129,184	899,461

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.

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TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Net interest income - tax-equivalent (1)	$86,026	78,939	77,575	74,552	59,129
Taxable equivalent adjustment (1)	692	669	697	707	576
Net interest income	85,334	78,270	76,878	73,845	58,553
Provision (reversal) for loan losses	5,100	—	3,500	11,011	(1,400)
Provision (reversal) for unfunded commitments	300	—	(1,500)	2,432	1,049
Noninterest income	16,912	17,264	19,251	15,057	16,511
Noninterest expense	48,700	49,398	51,465	62,789	40,817
Income before income taxes	48,146	46,136	42,664	12,670	34,598
Income tax expense	10,197	9,551	8,695	2,148	6,955
Net income	37,949	36,585	33,969	10,522	27,643

Earnings per common share - diluted	1.06	1.03	0.95	0.30	0.97

Cash dividends declared per share	0.22	0.22	0.22	0.20	0.20
(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary

	For the Three Months Ended
YIELD INFORMATION	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Yield on loans	4.49%	4.24%	4.30%	4.37%	4.19%
Yield on securities	1.71%	1.69%	1.76%	1.45%	1.46%
Yield on other earning assets	2.27%	0.97%	0.55%	0.42%	0.47%
Yield on all interest-earning assets	3.49%	3.24%	3.27%	3.20%	3.11%

Rate on interest bearing deposits	0.13%	0.11%	0.12%	0.13%	0.14%
Rate on other interest-bearing liabilities	3.99%	3.52%	2.77%	2.88%	2.45%
Rate on all interest-bearing liabilities	0.21%	0.15%	0.15%	0.17%	0.17%
Total cost of funds	0.12%	0.09%	0.10%	0.11%	0.11%

Net interest margin (1)	3.38%	3.16%	3.18%	3.10%	3.00%

Net interest margin - tax-equivalent (2)	3.40%	3.18%	3.21%	3.13%	3.03%

Average prime rate	5.35%	3.94%	3.29%	3.25%	3.25%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands - unaudited)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Interest income - increased by accretion of loan discount on acquired loans	$1,519	1,545	1,671	1,912	530
Interest income - increased by accretion of loan discount on retained portions of SBA loans	1,032	730	667	703	697
Total interest income impact	2,551	2,275	2,338	2,615	1,227
Interest expense - reduced by premium amortization of deposits	121	168	234	261	8
Interest expense - increased by discount accretion of borrowings	(64)	(53)	(73)	(116)	(45)
Total net interest expense impact	57	115	161	145	(37)
Total impact on net interest income	$2,608	2,390	2,499	2,760	1,190

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	As of / for the Three Months Ended
PAYCHECK PROTECTION PROGRAM (PPP) LOANS ($ in thousands - unaudited)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

PPP loans outstanding	$38	3,000	15,623	38,979	66,876
PPP fee amortization	284	1,008	1,324	1,676	2,093

First Bancorp and Subsidiaries Financial Summary

ASSET QUALITY DATA ($ in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Nonperforming assets
Nonaccrual loans	$28,669	28,715	33,460	34,696	31,268
Troubled debt restructurings - accruing	11,355	11,771	12,727	13,866	7,600
Accruing loans > 90 days past due	—	—	—	1,004	—
Total nonperforming loans	40,024	40,486	46,187	49,566	38,868
Foreclosed real estate	658	658	2,750	3,071	1,819
Total nonperforming assets	$40,682	41,144	48,937	52,637	40,687

Asset Quality Ratios
Quarterly net charge-offs (recoveries) to average loans - annualized	0.04%	(0.01)%	0.01%	0.05%	0.00%
Nonperforming loans to total loans	0.61%	0.65%	0.76%	0.82%	0.80%
Nonperforming assets to total assets	0.39%	0.39%	0.46%	0.50%	0.48%
Allowance for credit losses to total loans	1.33%	1.32%	1.35%	1.30%	1.31%